UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number:      002-12653
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                               World Wide Limited
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             (Exact name of registrant as specified in its charter)

                West Wind Bldg., P.O. Box 1380, Cayman Islands,
                       British West Indies (345) 949-4216
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive officers)


          American Depository Receipts, Par Value BAH $286.00 per share
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            (Title of each class of securities covered by this item)

                                      None
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(Title of all other classes of securities for which a duty to file report under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)         |_|             Rule 12h-3(b)(1)(i)        |_|
   Rule 12g-4(a)(1)(ii)        |_|             Rule 12h-3(b)(1)(ii)       |_|
   Rule 12g-4(a)(2)(i)         |X|             Rule 12h-3(b)(2)(i)        |X|
   Rule 12g-4(a)(2)(ii)        |_|             Rule 12h-3(b)(2)(ii)       |_|
                                               Rule 15d-6                 |_|

Approximate  number of holders of record as of the certification or notice date:
                                      230
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Pursuant to the  requirements of the Securities  Exchange Act of 1934 World Wide
Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: January 30, 2004                By: /s/ Ivan Ebanks
      -----------------                   -------------------
                                              Ivan Ebanks
                                              Vice President and CEO


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.